UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

Aspira Women’s Health Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas	78738
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 519-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AWH	The Nasdaq Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2022, the Board of Directors of Aspira Women’s Health Inc. (the “Company”) appointed Marlene McLennan as the Company’s interim Chief Financial Officer, effective as of December 1, 2022.  As such, Ms. McLennan also serve as interim principal financial officer and interim principal accounting officer of the Company. Prior to joining the Company, Ms. McLennan, age 52, served in numerous financial and operational leadership roles. From 2020 to 2022, she served as Chief Financial Officer of Vestige Healthcare, a hospital acquisition organization responsible for helping hospitals grow in a strategic and sustainable manner. From 2018 to 2020, Ms. McLennan served as Chief Financial Officer at Medytox Solutions Rennova, and from 2017 to 2018, Ms. McLennan served as Chief Financial Officer at MedBridge Healthcare. Prior to MedBridge Healthcare, Ms. McLennan acted as Chief Financial Officer for several other healthcare companies, including Barnes Healthcare Services, Monroe County Hospital, Pacer Health Corporate, and Gemstarr Financial. She began her career at Tenet Healthcare before moving to Columbia HCA, where she rose through the ranks in various roles during her 22-year tenure to become Chief Financial Officer.  Ms. McLennan holds a Master of Business Administration in Management and Operations from the University of Miami and a Bachelor of Science in Finance from the University of Florida.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. McLennan and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Ms. McLennan and any other person pursuant to which she was appointed as an officer of the Company. Ms. McLennan does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, executed on November 28, 2022, and effective on December 1, 2022 (the “Employment Agreement”), between the Company and Ms. McLennan, the Company will employ Ms. McLennan for an initial six-month term, concluding on June 1, 2023 (the “Initial Term”). At the end of the Initial Term and thereafter, the Employment Agreement will automatically renew for successive six-month periods (each such period, a “Renewal Term”), not to exceed two Renewal Terms, or 18 months total (each such six-month period of employment, a “Term”), unless Ms. McLennan or the Company provides 45-days written notice of termination. The Company will pay Ms. McLennan a base salary of $350,400 on an annualized basis. In addition, Ms. McLennan will be eligible for a bonus of up to 50% of her base salary (prorated for partial years) for achievement of corporate goals to be mutually agreed upon by Ms. McLennan and the Company’s Chief Executive Officer (the “CEO”) and approved by the Board of Directors. The exact payment terms of such bonus, if any, are to be set by the Compensation Committee of the Board of Directors in its sole discretion. During the term of her employment, Ms. McLennan will also be entitled to the Company’s standard benefits covering employees at her level. If Ms. McLennan’s employment is terminated by the Company during any Term or if the Company elects not to renew her employment for a Renewal Term, Ms. McLennan is entitled to a severance lump sum payment of $60,000, provided she has met certain performance criteria, and except in the case the Company agrees to transition the interim Chief Financial Officer role to a permanent one.

The Employment Agreement provides that Ms. McLennan will be granted a stock option award with respect to 25,000 shares of Company common stock on, or as soon as administratively practicable after, December 1, 2022 and for each Renewal Term, subject to approval by the Board of Directors, and subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan and a stock option award agreement in a form substantially similar to that used by the Company for other senior executives of the Company (each such award, an “Option”). Each Option shall have a per share exercise price equal to the closing price per share of Company common stock as of the applicable grant date and shall become vested and exercisable (and shall remain exercisable for one year from the date of vest) upon the earlier of (1) fulfillment of each Term pursuant to the Employment Agreement, or (2) the date on which the Employment Agreement is superseded by another employment agreement. The Employment Agreement further provides that if her employment is terminated by the Company without “Cause” or by Ms. McLennan for “Good Reason,” in each case following a “Change in Control” (each as defined in the Employment Agreement), any outstanding Option then held by Ms. McLennan will vest in full upon the date of such termination.

Under the Employment Agreement, Ms. McLennan is subject to a non-competition covenant and an employee and customer non-solicitation covenant, each extending for 12 months following the termination of Ms. McLennan’s employment with the Company, as well as a mutual non-disparagement covenant.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit  Description

No.

10.1 Employment Agreement between Aspira Women’s Health Inc. and Marlene McLennan, effective December 1, 2022

104Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRA WOMEN’S HEALTH INC.

Date: November 30, 2022	By:	/s/ Nicole Sandford
Nicole Sandford
Chief Executive Officer